                         BUSINESS SERVICES AGREEMENT

	THIS BUSINESS SERVICES AGREEMENT (the "Agreement") is entered into as of this 31st day of October 1997, by and between STACEY'S BUFFET, INC., a Florida corporation (the "Company"), and STAR BUFFET, INC., a Delaware corporation ("Star").

                                RECITALS

     A.   The Company and Star are parties to that certain Credit
Agreement, dated as of a date even herewith (the "Credit Agreement") whereby Star agreed from time to time to make Loans to the Company. Unless otherwise defined herein, capitalized terms used herein shall have the same meanings set forth in the Credit Agreement.

     B. As a condition of the Credit Agreement, the parties agreed to enter into this Agreement whereby Star shall provide (i) the services described on Exhibit A attached hereto and incorporated herein by this reference (the "Services") for the Company's restaurants located at the addresses listed on Exhibit B attached hereto and incorporated herein by reference (the "Restaurants"), and (ii) certain purchasing services for the Restaurants.

     NOW, THEREFORE, in consideration of the mutual covenants and promises expressed herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                              AGREEMENT

	1.	SERVICES.  During the term of this Agreement, Star shall
provide to the Company the Services for the Restaurants, subject to the terms and conditions specified in this Agreement. Star shall also provide corporate purchasing services (the "Purchasing Services") to the Restaurants pursuant to which Star shall use reasonable commercial efforts to allow the Restaurants to purchase food and paper products, small wares and equipment on substantially the same terms that such products may be purchased by Star for its restaurants. Star is expressly authorized to provide the Services (including the Purchasing Services) in any reasonable manner it deems appropriate to meet the day-to-day requirements of the business and administrative aspects of the Company's operation of the Restaurants. Notwithstanding anything herein to the contrary, (i) Star shall have no obligation to provide Services or Purchasing Services to any restaurants owned, operated or franchised by the Company other than the Restaurants, (ii) Star shall not be obligated to perform the Services or the Purchasing Services for the Restaurants that Star does not perform for its own restaurants or in a manner different from the manner which Star provides for its own restaurants, (iii) except as expressly provided herein, Star shall not be obligated to (A) provide the Company with any legal services or representation, whether in-house or outside counsel, and shall not be obligated to supervise any such legal services, or (B) provide any services with respect to which Star would be required by applicable law to hold a professional license or permit to provide, or (C) perform functions usually and customarily performed or provided by any executive officer, general counsel or other officer of a publicly held company, and
(iv) Star shall not be liable for any direct, indirect or consequential damages suffered or incurred by the Company or to any third party, including, without limitation, lost profits arising from or relating to the performance of services by Star hereunder absent a finding in a final judgment of a court of competent jurisdiction that such damages proximately resulted from the bad faith, gross negligence or willful misconduct of Star or its agents.

     2. TERM. The term of this Agreement shall commence on the Closing Date and, unless this Agreement is sooner terminated as provided herein, shall continue for a period of five years from the Closing Date. Star shall have the right to terminate this Agreement, upon notice to the Company, upon (a) the occurrence of any Event of Default, (b) a breach of any material provision of this Agreement by the Company which is not cured by the Company to the satisfaction of Star within 30 days of receipt of notice from Star; or (c) the entry of any judgment, order, injunction or decree of any court, arbitrator or governmental agency which would cause the provision of the Services or the Purchasing Services to be in conflict with or in violation of any such judgment, order, injunction or decree. This agreement may also be terminated by the mutual consent of the parties.

     3.   COMPENSATION.

          3.1 In consideration for the Services provided hereunder, the Company agrees to pay to Star (a) an administrative management fee for each Restaurant equal to four and one-half percent (4.5%) of the first $35.0 million of total revenues of the Restaurants and three and one-half percent (3.5%) of the total revenues in excess of $35.0 million for the Restaurants (the "Administrative Fee") for each regular one-week accounting period (each, an "Accounting Period"), and for any portion of an Accounting Period occurring during the term of this Agreement (but excluding the initial 8 Accounting Periods (the "Deferred Fees")), and (b) to the extent requested by the Company, an amount reasonably estimated from time to time by Star to represent its actual cost (including labor, overhead and third-party expenses and the allocated cost of employees or officers of Star or any entity which has agreed to perform similar services to Star) of providing Services to the Company relating to corporate financial reporting, preparation of tax returns and compliance by the Company with its reporting and disclosure obligations under applicable securities laws (the "Reporting Fees" and, collectively with the Administrative Fees, the "Management Fees"). The Company promises to pay the Deferred Fees on May 1, 1998.

          3.2 In addition to the payment of the Management Fees, the Company shall be responsible for the payment of any and all actual out of pocket costs and expenses incurred by or on behalf of Star in connection with the Services and Purchasing Services to be provided hereunder and shall reimburse Star for such costs and expenses incurred by or on behalf of Star or its affiliates or third party service providers in connection with the Services and Purchasing Services rendered hereunder, including, without limitation, costs and expenses relating to marketing programs and services, costs of replacement equipment, travel expenses, year-end employee/accounting reporting matters (for example, Form 1099's, W-2's, etc.), and legal and accounting and other professional fees and expenses.

          3.3 Star shall calculate all expense reimbursements due to Star for each Accounting Period hereunder, which shall be paid by the Company within seven (7) days after receipt of Star's invoice. The Company shall report its total revenues to Star for each Accounting Period and pay the Management Fee to Star based upon such report within seven (7) days of the end of each such Accounting Period.

     4.   INDEMNIFICATION.

          4.1 The Company shall indemnify, hold harmless and defend Star and its affiliates, and any other entity which performs similar services for Star, and their respective officers, directors, stockholders and employees (collectively, the "Star Indemnified Parties"), from and against any and all liabilities, losses, judgments, damages, demands, claims, causes of action or any other legal or government proceedings, or any settlement thereof, and any and all costs and expenses (including reasonable attorneys' fees), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of Services or Purchasing Services or any intentional or willful misconduct or negligent acts or omissions by the Company and/or its agents, employees and/or subcontractors (other than Star, its affiliates and agents) during the term hereof.
Star shall indemnify, hold harmless and defend Company and its employees, from and against any and all liabilities, losses, damages, demands, claims, causes of action or any other legal or government proceedings, or any settlement thereof, and any and all costs and expenses (including reasonable attorneys' fees), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of any intentional or willful misconduct, or the gross negligence, of Star or any of its officers or management employees in connection with Star's performance of its material covenants hereunder.

          4.2 Promptly after being informed or learning thereof, any party entitled to indemnification hereunder (an "Indemnified Party"), from the other party hereto (an "Indemnifying Party"), shall give written notice to the Indemnifying Party of any demand, claim, cause of action or other proceeding (a "Third-Party Claim") which might give rise to a claim by an Indemnified Party for indemnification against the Indemnifying Party under
Section 5.1, stating the nature and basis of said claims and the amounts thereof, to the extent known by the Indemnified Party; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations, except if and to the extent it is materially prejudiced by such failure. The Indemnifying Party shall have the right, at its option, to defend, at its own expense and by counsel reasonably acceptable to the Indemnified Party, against any such Third Party Claim; provided that if the Indemnifying Party fails to do so within ten (10) days after being notified or otherwise learning of any such Third Party Claim, the Indemnified Party shall be entitled (i) to defend such Third Party Claim with counsel of its own choosing, at the expense of the Indemnifying Party (who shall pay such expenses, including the reasonable fees and expenses of such counsel, as and when they are incurred by the Indemnified Party); and (ii) to settle or compromise such Third Party Claim without the consent of the Indemnifying Party. In no event shall any Indemnifying Party compromise or settle any Third Party Claim without the consent of the Indemnified Party, unless the terms of the settlement or compromise provide for a general and unconditional release of the Indemnified Party from such

Third Party Claim and does not require the payment of any sums by, does not place any restrictions or impose any covenants on, and does not require or provide for any admission of any liability on the part of, the Indemnified Party.

     5.   CONFIDENTIAL AND PROPRIETARY INFORMATION.

          5.1 Each of the parties hereto shall (a) maintain in strict confidence and not disclose any Confidential Information of the other party without the other party's express written authorization; (b) not use any Confidential Information in any way to the direct or indirect detriment of the disclosing party; and (c) ensure that its affiliates and advisors who have access to any of such Confidential Information shall comply with these nondisclosure obligations and use restrictions; provided, however, that each party may disclose Confidential Information to those of its representatives who need to know Confidential Information for the purposes of this Agreement, subject to the following conditions: (a) it being understood and agreed to by each party that such representatives shall be informed of the confidential nature of the Confidential Information,
(b) such Representative shall agree to be bound by this Section and shall be directed by each party not to disclose to any other person any Confidential Information and (c) each party shall be responsible for any breach of this Section by any of its representatives.

          5.2 If either party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands, or similar processes) to disclose or produce any Confidential Information of the other party or its advisors or representatives, the receiving party shall (a) provide the disclosing party with prompt notice thereof and copies, if possible, and, if not, a description, of the Confidential Information requested or required to be produced so that the disclosing party may seek an appropriate protective order or waive compliance with the provisions of this Section and
(b) consult with the disclosing party as to the advisability of the disclosing party's taking of legally available steps to quash or narrow such request. Each party further agrees that, if in the absence of a protective order or the receipt of a waiver hereunder, the receiving party is nonetheless, in the written opinion of its legal counsel, compelled to disclose or produce Confidential Information of the other party to any tribunal legally authorized to request and entitled to receive such Confidential Information or to stand liable for contempt or suffer other censure or penalty, the receiving party may disclose or produce such Confidential Information to such tribunal without liability hereunder, provided, however, that the receiving party shall give the disclosing party written notice of the Confidential Information to be so disclosed or produced as far in advance of its disclosure or production as is practicable and shall use its best efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information so required to be disclosed or produced.

          For purposes of this Section 5, the term "Confidential Information" shall mean any information of the disclosing party (whether written or oral), including all notes, studies, information, forms, business or management methods, formulae, recipes, marketing data, or trade secrets or know-how, whether or not such Confidential Information is disclosed or otherwise made available to one party by the other party pursuant to this Agreement or otherwise. If the information is disclosed in writing, it must be clearly labeled as confidential and, if the information is disclosed orally, the disclosing party must summarize it in writing and confirm that it is confidential within thirty days after its oral disclosure to the receiving party. Confidential Information does not include, however, any information that (i) is or becomes generally available to and known by the public (other than as a result of the disclosure directly or indirectly by the receiving party or its affiliates, advisors or representatives that is not permitted by this Agreement or the consent of the furnishing party); (ii) has already been or is hereafter independently acquired or developed by the receiving party without violating any confidentiality agreement with or other obligation of secrecy to the furnishing party or (iii) information which a party has determined, after consultation with its legal counsel, that it is required to disclose by laws or government regulations applicable to it. The parties acknowledge and agree that this Agreement may be filed with the Securities and Exchange Commission by either or both of the parties in accordance with the informational requirements of the Securities Exchange Act of 1934, as amended.

     6. ASSIGNMENT. This Agreement may not be assigned by the Company without the prior written consent of Star. It is acknowledged that a Change of Control shall constitute an assignment for purposes of this Agreement, for which the consent of Star is required.

     7. RELATIONSHIP OF THE PARTIES. Except as specifically provided herein, none of the parties shall act or represent or hold itself out as having the authority to act as an agent or partner of the other parties, or in any way bind or commit the other party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement.

     8. FORCE MAJEURE. If Star is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, lockout or other labor trouble, riot, war, rebellion or other causes beyond the reasonable control of Star or other acts of God, then upon written notice to Star, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and Star shall have no liability to the Company in connection therewith. Star shall make all reasonable efforts to remove such disability as soon as reasonably practicable but in no event later than thirty days after the occurrence of such disability.

     9. MISCELLANEOUS TERMS INCORPORATED BY REFERENCE. The miscellaneous provisions of the Credit Agreement contained in Sections 7.1 through 7.5, inclusive, and Sections 7.8, 7.9 and 7.11 through 7.13, inclusive, thereof are hereby incorporated by reference herein and made a part hereof, and for purposes of this Agreement all references to the Lender or the Borrower in such Sections of the Credit Agreement shall be deemed to refer to Star or the Company, respectively.

     IN WITNESS WHEREOF, the undersigned have caused this Business Services Agreement to be executed by officers thereunto duly authorized as of the date first above stated.

                                        STAR BUFFET, INC.


                                        By: /s/ Theodore Abajian
                                        ---------------------------
                                        Its: V.P.  CFO
                                        ---------------------------


                                        STACEY'S BUFFET, INC.


                                        By: /s/ Stephen J. Marrier
                                        ---------------------------
                                        Its:    CEO
                                        ---------------------------

                                EXHIBIT A

                         SERVICES TO BE PROVIDED





	Star Buffet shall provide to the restaurants currently operated by Stacey's Buffet all management and administrative services for the operation of the restaurants including all of the following:

	A.	Accounting
	B.	Human resources
	C.	Product development
	D.	Marketing
	E. 	Purchasing
	F.	Operations supervisory management above store level
	G.	Information systems management
	H.	Risk management/insurance administration

Accounting services shall include all of the following:

	1.	Payroll services
	2.	Payroll tax reporting
	3.	Financial reporting
	4.	Accounts payable
	5.	Accounts receivable
	6.	Maintaining accounting records as required by law or custom

                          STACEY'S BUFFET, INC.
                     EXHIBIT B - RESTAURANT LOCATIONS

Store
 #      Name                 Street Address               City            State  Zip Code
---  ------------      ----------------------------      ------           -----  --------
102  Orlando            198 South Semoran Boulevard      Orlando            FL   32807

103  Sunrise           4121 Northwest 88th Avenue        Sunrise            FL   33351

107  Winter Park       5566 Lake Howell Road             Winter Park        FL   32792

108  St. Petersburg    1030 58th Street North            St. Petersburg     FL   33710

109  West Palm Beach   7817 South Dixie Highway          West Palm Beach    FL   33405

110  Clearwater       21820 U.S. Highway 19 North        Clearwater         FL   34625

120  Port Richey      10069 U.S. Highway 19 North        Port Richey        FL   34668

121  Lancaster          101 Rohrerstown Road             Lancaster          PA   17603

129  Brick               74 Brick Plaza                  Brick              NJ   08723

133  Utica                  Center Street                New Hartford       NY   13413

134  Moorestown              Rt. 38 & Lenola Road        Moorestown         NJ   08057

137  Altamonte Springs  945 West Highway 436             Altamonte Springs  FL   32714

138  Ft. Lauderdale    3220 Davie Blvd.                  Ft. Lauderdale     FL   33312

139  Ft. Myers        15551 McGregor Blvd.               Ft. Myers          FL   33908

140  Holiday           1150 U.S. Highway 19              Holiday            FL   34691

141  Lakeland          4320 U.S. Highway 98 North        Lakeland           FL   33809

142  Largo             1451 North Missouri Avenue        Largo              FL   33770

143  Melbourne         1439 South Babcock Street         Melbourne          FL   32901

145  Stuart            2313 Southeast Federal Highway    Stuart             FL   34994

146  Pinellas Park     7610 49th Street North            Pinellas Park      FL   34665

148  Seffner            790 Martin Luther King Blvd. W.  Seffner            FL   33584

150  North Ft. Myers     60 Pine Island Road             North Ft. Myers    FL   33903

151  Port Charlotte    2200 Tamiami Trail                Port Charlotte     FL   33952

152  Mount Dora        2600 W. Old US Highway 441        Mount Dora         FL   32757

                                    B-1